Citadel Equity Fund Ltd.
c/o Citadel Investment Group (Hong Kong) Limited
Chater House, 18th Floor
8 Connaught Road
Central, Hong Kong

March 19,2007

Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu Ji Zong Qu
Harbin Kai Fa Qu
Harbin 150060 China

Mr. Yang Tianfu
c/o Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu Ji Zong Qu
Harbin Kai Fa Qu
Harbin 150060 China

Re:      Notice of Termination of the Voting Agreement

Reference is made to the Voting Agreement, dated August 30, 2006 (the "Voting Agreement"), by and among Harbin Electric, Inc. (the "Company"), Citadel Equity Fund Ltd. and Mr. Yang Tianfu.

We hereby notify you that, pursuant to Section 3.1 of the Voting Agreement, the Voting Agreement shall be terminated effectively immediately upon receipt of this letter by you. We confirm and notify that all of Citadel's Nominees (as defined in the Voting Agreement) have resigned from the Company's board of directors on or prior to the date of this letter.

[Signature Page to Follow]

Very truly yours,

CITADEL EQUITY FUND LTD.

By:	Citadel Limited Partnership, its Portfolio Manager

By:	Citadel Investment Group, L.L.C., its Genital Partner

By: /s/ Andrew Fong
Name: Andrew Fong
Title: Authorized Signatory

Acknowledged and Agreed:

HARBIN ELECTRIC, INC.

By: /s/ Yang Tianfu
Name:
Title:

___________________________________
Mr. Yang Tianfu